Exhibit 99.1

FOR RELEASE AT 3:00 CDT

Contact: Pat Hansen
Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL YEAR END AND FOURTH QUARTER

Milwaukee, Wisconsin – July 29, 2003 -- STRATTEC SECURITY CORPORATION (NASDAQ: STRT) today reported operating results for the fiscal year and fourth quarter ended June 29, 2003.

For the year ended June 29, 2003, net sales were $196.3 million, compared to net sales of $207.3 million in the prior year period. Net income was $16.4 million compared to $15.6 million and diluted earnings per share were $4.24 compared to $3.73.

Net sales for the fourth quarter ended June 29, 2003 were $50.3 million, compared to net sales of $57.0 million for the fourth quarter ended June 30, 2002. Net income was $3.9 million, compared to $4.7 million in the prior year quarter. Diluted earnings per share for the fourth quarter were $1.02 compared to $1.11 in the prior year quarter.

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Sales to STRATTEC’s largest customers decreased in the current quarter compared to the prior year quarter levels, with General Motors Corporation at $15.4 million compared to $17.7 million, Delphi Corporation at $7.1 million compared to 8.2 million, Ford Motor Company at $9.3 million compared to $12.2 million, DaimlerChrysler Corporation at $9.5 million compared to $10.5 million and Mitsubishi Motor Manufacturing of America, Inc. at $2.4 million compared to $2.7 million.

Gross profit margins were 22.7 percent in the current quarter compared to 21.7 percent in the prior year quarter. The higher margins in the current year quarter were a result of the Company’s ongoing cost reduction initiatives along with a favorable Mexican Peso to U.S. Dollar exchange rate.

Operating expenses were $5.3 million in the current quarter, compared to $5.0 million in the prior year quarter.

During the fourth quarter, 78,000 STRATTEC SECURITY CORPORATION shares were repurchased under the Company’s stock repurchase program at a cost of approximately $4.1 million. For the year ended June 29, 2003, a total of 487,200 shares were repurchased at a cost of approximately $21.9 million.

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Harold M. Stratton II, Chairman of the Board and Chief Executive Officer, commented: “We entered our fourth quarter anticipating lower customer production volumes in comparison to the prior year due to the slow down in vehicle retail sales activity which occurred in the early months of this calendar year. The continuation of that vehicle sales trend did result in production volumes declining compared to the prior year quarter, and this, along with the product content changes and pre-programmed price reductions which have been a factor throughout this fiscal year, conspired to reduce both our sales and net income for the quarter. Nevertheless, we finished the fiscal year with solid operating results. The strategic cost reduction activities that helped us achieve these favorable operating results represent a long-term commitment. These activities will continue and should help us meet the challenge of the continued softness in vehicle production that has been widely predicted for the first half of our new fiscal year.”

STRATTEC SECURITY CORPORATION designs, develops, manufactures and markets mechanical locks, electro-mechanical locks and related access control products for North American and global automotive manufacturers.

Certain statements contained in this release contain “ forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.” Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to the

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automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

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STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)

	Fourth Quarter Ended		Years Ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002
	(Unaudited)

Net Sales	$50,315	$56,966	$196,827	$207,286
Cost of Goods Sold	38,918	44,612	151,468	163,370

Gross Profit	11,397	12,354	45,359	43,916

Engineering, Selling &
Administrative Expenses	5,388	5,048	19,613	19,644

Income from Operations	6,009	7,306	25,746	24,272

Interest Income	95	123	369	538
Interest Expense	-	-	-	-
Other Income (Expense), Net	71	7	(156)	(42)

	6,175	7,436	25,959	24,768

Provision for Income Taxes	2,285	2,751	9,605	9,164

Net Income	$3,890	$4,685	$16,354	$15,604

Earnings Per Share:
Basic	$1.03	$1.13	$4.32	$3.80

Diluted	$1.02	$1.11	$4.24	$3.73

Average Basic
Shares Outstanding	3,760	4,130	3,788	4,109

Average Diluted
Shares Outstanding	3,820	4,235	3,855	4,185

Other
Capital Expenditures	1,072	1,523	3,772	5,297
Depreciation & Amortization	1,970	2,040	7,854	8,270

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STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	June 29, 2003	June 30, 2002

ASSETS
Current Assets:
Cash and cash equivalents	$29,902	$34,956
Receivables, net	31,173	27,860
Inventories	7,884	8,242
Other current assets	12,127	11,189

Total Current Assets	81,086	82,247
Deferred Income Taxes	1,973	469
Investment in Joint Venture	1,141	393
Property, Plant and Equipment, Net	33,894	38,531

	$118,094	$121,640

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$13,990	$15,291
Other	15,819	16,234

Total Current Liabilities	29,809	31,525
Borrowings Under Revolving Credit Facility	-	-
Accrued Pension and Post Retirement Obligations (A)	19,190	15,448
Shareholders’ Equity	176,844	156,084
Accumulated Other Comprehensive Loss	(6,891)	(2,440)
Less: Treasury Stock	(100,858)	(78,977)

Total Shareholders’ Equity	69,095	74,667

	$118,094	$121,640

(A) Includes $6,932,000 of additional minimum pension liability recorded during the fourth quarter of 2003.

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